UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

CODORUS VALLEY BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER AASHISH R. KAMAT JOHN E. KIERNAN A. DWIGHT UTZ
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Codorus Valley Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On February 3, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in biznewsPA:

Investor wants new board members for PeoplesBank parent

The war of words over a regional bank is morphing into a war over board seats.

•	An activist investor is nominating three members to the board of Codorus Valley Bancorp, a trio of executives the investor believes would better represent the interests of shareholders.
•	The investor, Abbott Cooper of New York hedge fund Driver Management, has been pushing since last summer for a sale of Codorus Valley, the York County-based parent of PeoplesBank.

•	But the nominated directors would act independently, he said in a phone interview.
•	“These are three people who are completely independent of me, independent of each other,” said Cooper, founder and managing member of Driver. “I just think they would be better representatives of all shareholders than whoever the company is going to run.”

•	In a statement, the bank said it would review the nominations and make recommendations to shareholders in a future filing with the U.S. Securities and Exchange Commission.
•	A bank spokesperson declined to comment further. But in a previous statement, the bank’s board countered Cooper’s critique of its performance.

Who are the nominees: They include a former Codorus Valley executive, A. Dwight Utz, who was cut loose by the bank in 2018. Before his tenure at Codorus Valley, Utz worked in North Carolina at the former VantageSouth Bancshares and East Carolina Bancorp.

•	The others are Aashish Kamat and John Kiernan.
•	Kamat is a senior adviser and former co-managing partner at GCC Asia Growth Fund Limited, a small-cap investment vehicle. A graduate of Franklin & Marshall College in Lancaster, Kamat also has worked at UBS Group, JP Morgan Chase & Co. and Bank of America.
•	Kiernan is president and CEO of Alico Inc., a publicly traded citrus producer based in Fort Myers, Florida. He also has worked for IBM, Bear Stearns and Susquehanna International Group, a financial trading and technology company in Bala Cynwyd.

Why is this happening: Driver Management has been arguing for months that Codorus Valley is underperforming financially and that the board has failed to exercise adequate oversight over management. Driver owns a 6.7% stake in the bank, which has branches across Centra Pennsylvania and central Maryland.

•	“We believe our nominees will bring the right perspectives and experience to a Board that appears more focused on rewarding management for poor performance than creating shareholder value,” Cooper said in a statement accompanying his board nominations.
•	Cooper has singled out the bank’s former president and CEO, Larry Miller, and has leveled similar criticism at the new leader, Craig Kauffman.
•	“In our view, he has failed to communicate a viable plan to deliver value to long-suffering shareholders or acknowledge our concerns,” Cooper wrote.

What’s next: If he gets a green light from federal regulators, Cooper will begin formally soliciting Codorus Valley shareholders to vote for the three new candidates in what is usually referred to as a proxy contest.

•	The election will take place at the annual shareholders meeting for Codorus Valley, when three of the bank’s eight board seats will be up for grabs.
•	A date for the meeting has not been set.

-by Joel Berg, editor of biznewsPA

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Codorus Valley Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Aashish Kamat, John E. Kiernan and A. Dwight Utz.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 640,880 shares of Common Stock, par value $2.50 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 640,880 shares of Common Stock, including 1,000 shares held in record name. As the general partner of Driver Opportunity, Driver Management may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, none of Messrs. Kamat, Kiernan or Utz own beneficially or of record any securities of the Company.